UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 18, 2013

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

351 EAST EVELYN AVENUE

MOUNTAIN VIEW, CA 94041

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Manufacturing and Supply Agreement

On November 18, 2013, VIVUS, Inc., or VIVUS, entered into a Manufacturing and Supply Agreement, or the Agreement, effective as of September 1, 2013 with Sanofi Winthrop Industrie, or Sanofi Winthrop, a wholly owned subsidiary of Sanofi.  Under the terms of the Agreement, Sanofi Winthrop will manufacture and supply the tablets for VIVUS’ drug avanafil on an exclusive basis in the United States and other territories and on a semi-exclusive basis in Europe, Latin America and other territories.  Beginning in 2015, VIVUS must purchase a minimum quantity of tablets each year for its drug avanafil from Sanofi Winthrop.

The Agreement has an initial term commencing on September 1, 2013 and continuing for a period of five years after the date of the first commercial sale, and the Agreement will auto-renew for additional two year periods unless either party makes a timely election not to renew.  Either party may terminate the Agreement for the other party’s uncured material breach or bankruptcy or in the event of a persistent force majeure event.  In addition, the parties may mutually agree to terminate the Agreement if (i) Sanofi Winthrop is unable to manufacture and deliver the required number of validation batches meeting the specifications within the time period specified in the technology transfer master plan, or (ii) registration of Sanofi Winthrop as the manufacturer and supplier for the tablets for VIVUS’ drug avanafil fails.

As previously reported on Form 8-K, on July 31, 2013, VIVUS entered into a Commercial Supply Agreement with Sanofi Chimie, a wholly owned subsidiary of Sanofi, pursuant to which Sanofi Chimie will manufacture and supply the active pharmaceutical ingredient for VIVUS’ drug avanafil.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIVUS, Inc.

Date: November 21, 2013	By:	/s/ John L. Slebir
John L. Slebir
Vice President, Business Development and General Counsel